UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 4, 2007
ANHEUSER-BUSCH COMPANIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7823	43-1162835

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Busch Place, St. Louis, Missouri	63118

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: 314-577-2000
NONE

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On December 4, 2007, the Company issued a press release announcing the resignation of Mark T. Bobak, Group Vice President and Chief Legal Officer of the Company, to start his own law firm. A copy of the press release is attached as Exhibit 99. The resignation will be effective in December, 2007.
     The Company is appreciative of the many services Mr. Bobak has provided during his career at the Company. Mr. Bobak has valuable and intensive background and experience concerning many aspects of the Company’s operations, and the Company has asked Mr. Bobak to provide consulting and advisory services to the Company for a five year period to assist the Company in the transition of his responsibilities. The Company and Mr. Bobak have reached a non-binding agreement on the general terms governing Mr. Bobak’s services to the Company and expect to enter into a definitive consulting agreement governing the arrangement, but have not yet done so. The Company expects that the consulting agreement will contain the terms described below, but there can be no assurances of this.
     On November 28, 2007, Mr. Bobak received a stock option grant of 212,022 shares at an exercise price per share of $51.89. The Company anticipates that Mr. Bobak will receive a payment of $600,000 in February 2008, representing his target bonus for the 2007 calendar year. At the time of his resignation, Mr. Bobak will have 159,440 unvested stock options, excluding the grant made in November 2007. The Company expects to agree that the options will vest and remain exercisable in accordance with their original schedule. At the time of his resignation, Mr. Bobak will have 911,146 vested stock options. The Company expects to agree that vested options granted before 2005 will remain exercisable for a five year period following the resignation (but not longer than their stated terms) and vested options granted in 2005 and afterwards will remain exercisable for their stated terms. At the time of his resignation, Mr. Bobak will have 18,585 shares of restricted stock. The Company expects to agree with Mr. Bobak that the restricted shares will continue to be eligible to vest to the extent the original performance targets are met. At the time of his resignation, Mr. Bobak will have an accumulated benefit of approximately $1,275,000 under the Company’s supplemental executive retirement plan. The Company expects to agree to pay $2,400,000 to Mr. Bobak on December 1, 2012, representing the distribution of the accumulated benefit and payment of a portion of the additional pension benefits he would have received had he remained employed with the Company during the consulting period.
     To compensate Mr. Bobak for his consulting services, Mr. Bobak is expected to receive consulting fees of approximately $635,000 for each of the five years of the consulting arrangement. Mr. Bobak is expected to be eligible to receive additional payments of $600,000 in each of 2009 and 2010 (“Additional Payments”) as compensation for his consulting services. The actual amount of the Additional Payments will be dependent on the results obtained and value provided by Mr. Bobak in the performance of his consulting services. Additionally, the Company expects to agree to provide Mr. Bobak with health benefits.

Item 9.01	Financial Statements and Exhibits.
(a)-(c) not applicable

(d)
99     Press release issued by Registrant on December 4, 2007
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANHEUSER-BUSCH COMPANIES, INC. (Registrant)
By:	/s/ JoBeth G. Brown
JoBeth G. Brown
Vice President and Secretary

DATE: December 4, 2007

EXHIBIT INDEX

Exhibit No.	Description

99	Press release issued by Registrant on December 4, 2007

4